Exhibit (a)(5)(FF)

Nano Dimension Reminds Stratasys Shareholders of the Performance of Directors Who are on Stratasys Board for 12-15 years On Average VOTE AGAINST THEM!

Waltham, Mass., July 18, 2023 (GLOBE NEWSWIRE) -- Vote AGAINST the Reelection of Entrenched Stratasys Board at Annual General Meeting (“AGM”) to Be Held on August 8th, 2023

Stratasys Current Board Appears Intent on Pursuing Dilutive Transaction with Desktop Metal That Would DESTROY VALUE for Stratasys Shareholders

Stratasys BOARD: Historical Problematic Track Records, Subpar Performance
and Questionable Reputations of Stratasys’ Entrenched, Non-Shareholder Friendly Directors

To Learn More about Nano’s Vision for Stratasys and Details of Its Special Tender Offer for Stratasys Shares, visit www.StratasysValueNow.com

Waltham, Mass., July 18, 2023 (GLOBE NEWSWIRE) -- – Nano Dimension Ltd. (Nasdaq: NNDM, “Nano Dimension”, “Nano” or the “Company”), a leading supplier of Additively Manufactured Electronics (“AME”) and multi-dimensional polymer, metal & ceramic Additive Manufacturing (“AM”) 3D printers, which owns approximately 14.1% of Stratasys’ (Nasdaq: SSYS) (“Stratasys”) outstanding ordinary shares, encourages Stratasys shareholders to replace their entrenched Board with Nano Dimension’s director nominees through their upcoming vote at Stratasys’ August 8th, 2023 Annual General Meeting (“AGM”).

The Stratasys Board of Directors (the “Board”) have checkered personal backgrounds as well as a warped command of corporate governance. The Stratasys Board has lined their own pockets while overseeing poor performance, indulging themselves with exorbitant salaries and annual equity grants, cumulatively equaling approximately $1,820,0001 in FY 2022 for 8 directors, not including meeting fees, (for approximately 10-20 meetings per annum), and travel & entertainment expense.

Average tenure of 15 years on the Board is a clear base for questionable, sustained judgement and abundance of personal biases. Nano is calling for a replacement of the Stratasys Board’s members in order to re-align Stratasys’ governance with the interest of shareholders. Furthermore, the interconnections between board members raise independence concerns, resulting from directors having other mutual commercial interests which are not related to their fiduciary duties at Stratasys. Presently, two Stratasys directors, Dov Ofer and David Reis, sit on the board of Scodix Ltd. In the past, Adina Shorr served as CEO of Scodix Ltd. during Dov Ofer’s directorship. These overlapping interests raise questions about objectivity of the directors, further eroding trust in their decision-making.

Value Destructing Board	SSYS Share Price – 15 years

[1]	Stratasys Ltd. (NASDAQ:SSYS) Form 20-F Filing for Fiscal Year 2022, filed March 3rd, 2023; Director Compensation and Director/Officer Equity Compensation

STRATASYS’ CURRENT Value Destructing BOARD: Below are a few examples of the questionable track records that warrant the replacement of board members of Stratasys:

*Yair Seroussi – was formerly the Chairman of a large Israeli bank but had to resign allegedly because of allegations that he had failed to report a sexual assault by the CEO of a female employee2. Seroussi hid the information from the bank’s board of directors and from the Bank of Israel, colluding with the CEO.

Once again scheming with the same CEO, Seroussi was also found guilty of aiding and abetting tax-evasion for U.S. citizens – in exchange for millions of dollars of kickbacks. Under his leadership, the bank had to cough up a fine of almost $900 million3 to U.S. authorities, in addition to being forced to pay significant personal fines for his crimes. An investigation committee disclosed that, as Chairman, Seroussi and his friend the CEO behaved unreasonably and personally received millions of dollars as bonuses on account of tax evasion schemes they led through the bank’s branch in Switzerland.

*Dov Ofer (Chairman) – was the former CEO of Lumenis Ltd. Dov Ofer’s tenure was marked by a period of stagnation. After his appointment, the company experienced a decrease in revenue4.

After continued underperformance under Ofer’s leadership, the Lumenis board opted to hold him accountable, removing Ofer as CEO and bringing in a new chief executive officer.

This change proved that the prior issue was the failing management by Ofer, not the company. The new CEO was able to revitalize the company's growth trajectory. Lumenis Ltd. experienced a remarkable turnaround recovery following Dov Ofer’s tenure as CEO, with revenue increasing by an impressive 51% from $265 million in 2013 to $400 million in 20185.

The stark contrast between the performance of Lumenis Ltd. during Ofer's tenure and the subsequent growth achieved under the new CEO highlights the impact of leadership on the company's success. The decision to replace Ofer ultimately proved to be a strategic move that revitalized the company and set it on a path of substantial growth.

*David Reis - was the former CEO of Stratasys until his resignation in 2016. Under Reis' leadership, investors in Stratasys have experienced a challenging value-destructing ride over several years. Sales and Stratasys share prices have both plunged amid a $1.4 billion loss last year.

The company’s acquisition of desktop printer manufacturer, MakerBot, in 2013 for over $490M6 (approx. $16M in revenue per annum at prior year)7 was a failure. MakerBot has suffered greatly, replacing leadership three times, producing a problematic 3D printer component, and leaving Stratasys with such significant losses that Reis’s Stratasys became part of a class action lawsuit. The consumer brand laid off almost 40% of its workforce and shut down its retail shops.

Meanwhile, the value of Stratasys shares collapsed over the course of the two years post-acquisition, from record highs of almost $137 per share in 2013 to around $23 per share by the end of 20158. The lawsuit alleges that the drop in Stratasys shares in 2015 was caused by fraudulent practices in the MakerBot-related business9.

MakerBot was eventually spun out 9 years later after major losses and cash burn. Reis has left a trail of massive write-downs yet continued to be a member of the board and Executive Committee, which is comprised of just three people, together with Dov Ofer.

Interestingly, while the courts decided that Stratasys was not to blame for securities fraud, it stated that under Reis, Stratasys used “...hyperbole and exaggeration… mere puffery…vague and such obvious hyperbole… Stratasys’s statements…are vague and unreliable”10

This history of misleading disclosures raises serious questions about Stratasys’ present statements:

The same executives accountable for misleading their shareholders are still directors at the helm: Reis has been a Director since 2013, and as recently as 2018-2019 also served as a member of the “executive committee” together with Mr. Ofer.

[2]	https://en.globes.co.il/en/article-hapoalim-chairman-yair-seroussi-resigns-1001163746
[3]	https://en.globes.co.il/en/article-former-hapoalim-execs-to-repay-nis-225m-1001451149
[4]	Decline of 6% from $283 million in 2005 to $265 million in 2014

https://www.globes.co.il/news/article.aspx?did=1000138395

https://www.calcalist.co.il/local/articles/0,7340,L-3699528,00.html

[5]	https://www.globes.co.il/news/article.aspx?did=1001307825
[6]	https://investors.stratasys.com/sec-filings/annual-reports/content/0001206774-14-000690/0001206774-14-000690.pdf
[7]	https://www.reuters.com/article/idUS377836052120130619
[8]	12/31/2023 High $136.87 – 12/31/2015 Low $23.36
[9]	CASE 0:15-cv-00455-PJS-FLN https://cdn-shop.adafruit.com/pdfs/makerbot/classaction.pdf
[10]	https://www.3ders.org/articles/20170726-stratasys-cleared-of-fraud-charges-over-comments-about-makerbot-replicator-3d-printers.html

Another problem facing Stratasys under Reis that garnered much attention was a U.S. Securities and Exchange Commission investigation. The SEC’s enforcement decision approached the company in early 201611 on the matter, which was briefly mentioned in Stratasys’ latest 20-F filing with the SEC. According to industry pundits, Reis’ resignation was certainly precipitated by the 30% decrease in the share price and the mounting pressure from disgruntled shareholders12.

*Ziva Patir – was the former CEO of the Standards Institution of Israel. During her tenure the Israeli Ministry of Finance demanded that she return tens of thousands of shekels, which she allegedly received in an improper manner from the Institute13. Additionally, an inspection conducted by the Capital Markets Division of the Ministry of Finance revealed a misallocation of funds under the management of Ziva Patir, resulting in employees having to return a substantial sum of 3 million shekels14.Under Patir’s management, the Standards Institution of Israel was characterized by a slow and bureaucratic nature, leading to inefficiencies and financial losses. Additionally, there were conflicts with the employees15.

*Scott Crump – A few days after reporting $1.37 billion loss in 2015, it was discovered that the company paid $1.44 million16 to the present director Mr. Scott Crump, founder of Stratasys, and to three other executives an additional $5.4 million in compensation17.

*Adina Shorr- Yet another ex-CEO of Stratasys (Objet), who stayed entrenched and highly paid on the board for the last 5 years. She also has a checkered record insomuch as leading, as a CEO, value destructing activities: She was the former CEO of Lucid-Logix, which had raised $40 million promising attractive returns for its investors. Ms. Shorr raised additional capital, only to close the company and terminate all employees with zero return to its shareholders (Giza and others)18.

*Yoav Zeif is the current Stratasys CEO – an unproven CEO having served before only as a consultant and in business development roles. Moreover, under his leadership, Stratasys is being accused19 by the former founders and shareholders of Origin, a company Stratasys purchased under his leadership for $97M20 (estimate $5 million -$15 million in the previous year’s annual revenue when acquired in December 2020) for not fulfilling its obligations and personal commitments to pay them their promised earnout as per agreement. All founders and key employees of Origin subsequently ended up leaving Stratasys.

Zeif has also led the value-destructing move of spinning-off David Reis’s 2013 failure of MakerBot. Zeif paid approximately $47 million in cash just “to arrange” for Stratasys to own less than 50%21 of MakerBot, practically selling over 50% of MakerBot by adding money rather than receiving money.

These 8 board members and 1 inexperienced under-performing CEO have made poor, value-destructive and money-wasting acquisitions and/or failed to integrate the acquisitions of Origin, Ultimaker, SolidConcepts, and MakerBot. These actions demonstrate a lack of strategic foresight and a failure to prioritize long-term value creation for the company and its shareholders.

IN CONTRAST, Nano’s candidates to replace the Stratasys board are highly qualified with extensive experience overseeing value creation:
Nano Dimension is recommending Stratasys shareholders replace its entrenched non-performing directors at Stratasys’ Annual General Meeting to be held on August 8th, 2023, with professional executives who will devote a serious amount of their business time and attention to improve value for Stratasys shareholders. The seven members proposed by Nano include over 10 CEO roles, as well as four ex-founders of successful high-tech and multi-hundred million dollars companies, Chief Technology Officers, ex-CFOs/COOs and ex-members of KPMG and PWC. All their compensation for service as members of the Stratasys’ Board will be based on the company’s performance, not just on being present in meetings.

THE NEW BOARD will focus on enabling the present bids to increase shareholder value PREVENTING the present Board from blocking two alternatives for Stratasys’ Shareholders:

Ze’ev Holtzman, a brilliant banker and investor, will be an independent director who knows Stratasys from serving as the company’s director in 2020-2021. Zivi Nedivi will bring 30 years’ experience as CEO of several public technology companies, as well as CEO of a multi-billion New York City based hedge fund. Hanan Gino has prodigious experience as a CEO at international technology corporations. Tomer Pinchas brings more than 18 years of global experience in finance, M&A, CFO of multiple technology companies including PwC in New York. Nick Geddes Founder & 15 years CEO of the Cambridge, UK based, renowned industrial inkjet company Global Inkjet Systems. Yael Sandler brings extensive CFO experience for public and private companies as well as positions at KPMG. Yoav Stern is a seasoned executive with proven leadership over three decades, having served 6 times as CEO and Chairman in the United States and globally, with operations encompassing multi-disciplinary technologies across 3-4 continents.

[11]	https://www.themarker.com/markets/2016-06-05/ty-article/0000017f-dfa8-db22-a17f-ffb96c110000
[12]	https://3dprintingindustry.com/news/stratasys-ceo-resign-company-sale-81233/
[13]	https://www.calcalist.co.il/local/articles/0,7340,L-3391504,00.html
[14]	https://www.themarker.com/career/2005-02-10/ty-article/0000017f-dec5-d3a5-af7f-feef2d5d0000
[15]	https://www.ynet.co.il/articles/1,7340,L-2255994,00.html
[16]	Stratasys Ltd. (NASDAQ:SSYS) 20-F Fillings for Fiscal Year 2015; https://www.globes.co.il/news/article.aspx?did=1001111985
[17]	Stratasys Ltd. (NASDAQ:SSYS) 20-F Fillings for Fiscal Year 2015; https://www.globes.co.il/news/article.aspx?did=1001111985
[18]	https://www.themarker.com/technation/2018-07-11/ty-article/0000017f-e11e-d9aa-afff-f95e26630000
[19]	https://3dprint.com/301482/origin-shareholders-sue-stratasys-related-to-breach-of-acquisition-agreement/?utm_source=dlvr.it&utm_medium=linkedin
[20]	Stratasys Ltd. (NASDAQ:SSYS) 20-F Fillings for Fiscal Year 2020
[21]	https://investors.stratasys.com/sec-filings/all-sec-filings/content/0001213900-22-025940/0001213900-22-025940.pdf

LEARN MORE ABOUT NANO DIMENSION, ITS STRATEGY AND VISION,
INCLUDING ITS SPECIAL TENDER OFFER FOR STRATASYS AT www.stratasysvaluenow.com

FOR INFORMATION ON HOW TO TENDER STRATASYS SHARES, CALL GEORGESON, THE INFORMATION AGENT FOR THE SPECIAL TENDER OFFER, TOLL-FREE AT
(877) 668-1646

Important Information About the Special Tender Offer

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Stratasys or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an offer to purchase, a related letter of transmittal and other tender offer documents, was filed with the SEC by Nano Dimension on May 25, 2023, as subsequently amended and supplemented. Stratasys filed with the SEC a solicitation/recommendation statement on Schedule 14D-9, as required by the tender offer rules, on May 30, 2023, as subsequently amended.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the offer to purchase, the related letter of transmittal, certain other tender offer documents and the solicitation/recommendation Statement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, the information agent for the tender offer, named in the tender offer statement. In addition, Stratasys files annual reports, interim financial statements and other information, and Nano Dimension files annual reports, interim financial statements and other information with the SEC, which are available to the public at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stratasys may be obtained at no charge on the investor relations page of Stratasys’ website at www.stratasys.com. Copies of the documents filed with the SEC by Nano Dimension may be obtained at no charge on the investor relations page of Nano Dimension’s website at www.nano-di.com.

About Nano Dimension
Nano Dimension’s (Nasdaq: NNDM) vision is to transform existing electronics and mechanical manufacturing into Industry 4.0 environmentally friendly & economically efficient precision additive electronics and manufacturing – by delivering solutions that convert digital designs to electronic or mechanical devices - on demand, anytime, anywhere.

Nano Dimension’s strategy is driven by the application of deep learning-based AI to drive improvements in manufacturing capabilities by using self-learning & self-improving systems, along with the management of a distributed manufacturing network via the cloud.

Nano Dimension serves over 2,000 customers across vertical target markets such as aerospace & defense, advanced automotive, high-tech industrial, specialty medical technology, R&D and academia. The company designs and makes Additive Electronics and Additive Manufacturing 3D printing machines and consumable materials. Additive Electronics are manufacturing machines that enable the design and development of High-Performance-Electronic-Devices (Hi-PED®s). Additive Manufacturing includes manufacturing solutions for production of metal, ceramic, and specialty polymers-based applications - from millimeters to several centimeters in size with micron precision.

Through the integration of its portfolio of products, Nano Dimension is offering the advantages of rapid prototyping, high-mix-low-volume production, IP security, minimal environmental footprint, and design-for-manufacturing capabilities, which is all unleashed with the limitless possibilities of additive manufacturing.

For more information, please visit www.nano-di.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, Nano Dimension is using forward-looking statements in this press release when it discusses its intention to replace the current Board of Directors of Stratasys with its own nominees and its plans for Stratasys director compensation. Because such statements deal with future events and are based on Nano Dimension’s current expectations, they are subject to various risks and uncertainties. Actual results, performance, or achievements of Nano Dimension could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Nano Dimension’s annual report on Form 20-F filed with the Securities and Exchange Commission (“SEC”) on March 30, 2023, and in any subsequent filings with the SEC. Except as otherwise required by law, Nano Dimension undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Nano Dimension is not responsible for the contents of third-party websites.

NANO DIMENSION INVESTOR RELATIONS CONTACT

Investor Relations | ir@nano-di.com

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